EXHIBIT 99.1


THE COCA-COLA COMPANY
NEWS RELEASE                             MEDIA RELATIONS DEPARTMENT
                                         P.O. BOX 1734, ATLANTA, GEORGIA 30301
                                         Telephone  (404) 676-2121
FOR IMMEDIATE RELEASE
---------------------


                                        CONTACT:     Media:        Ben Deutsch
                                                                (404) 676-2683

                                                     Investors:  Larry M. Mark
                                                                (404) 676-8054



                         THE COCA-COLA COMPANY REPORTS
                             35 PERCENT INCREASE IN
                     FIRST QUARTER 2004 EARNINGS PER SHARE


       * Earnings per share of $0.46 for the quarter, an increase of 35 percent on a reported basis.

       * Gross profit and operating income increased 15 percent and 35 percent, respectively.

       * Cash from operations for the quarter nearly doubled to $1.2 billion; Company expects strong cash flows to continue in the future.

       * The Company repurchased $486 million of its stock during the first quarter.

       * During the quarter, the Company increased its dividend per share 14 percent.
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     ATLANTA, April 21, 2004 -- The Coca-Cola Company reported first quarter earnings per share of $0.46, a 35 percent increase from the prior year first quarter earnings of $0.34. The prior year first quarter earnings included a net reduction of $0.03 per share related to streamlining initiatives partially offset by a gain related to a litigation settlement.

     Doug Daft, chairman and chief executive officer, said, "Our results reflect our success in driving profitable volume growth of core brands in key markets. We continue to innovate by expanding our beverage portfolio and increasing productivity in cooperation with our bottling partners. Our goal now is to consistently improve the execution of our well established strategies."

     Revenues for the quarter increased 13 percent, reflecting an increase in gallon shipments of 6 percent and improving pricing of concentrate. Gross profit increased 15 percent and operating income increased 35 percent during the first quarter driven principally by strong performance in key markets throughout the world, as well as positive currency trends.

     On a reported basis, unit case volume increased 9 percent in the first quarter. The reported shipments of unit cases and gallons in the first quarter reflect an increase in the number of shipping days when compared to the previous year. Unit case volume, on an average daily sales basis, increased 2 percent in the first quarter led by strong growth in markets such as China, Argentina, Spain, South Africa and North America.

     Throughout the quarter, the Company made strategic decisions in selected markets that focused on margin enhancement through pricing initiatives and an emphasis on more profitable brands and packages. Through the successful implementation of this strategy, the Company is driving double-digit operating profit growth on an overall basis, and in countries like the Philippines and Brazil where unit cases declined. During the first quarter, the Company's core brands reported solid growth, while each of the operating groups delivered volume and profit results in-line with the Company's internal business plan.


FINANCIAL HIGHLIGHTS

* Reported first quarter earnings per share were $0.46, a 35 percent increase from the prior year first quarter earnings of $0.34. The prior year earnings included a net

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   reduction of $0.03 per share related to streamlining initiatives ($159 million) and a gain related to a litigation settlement ($52 million).

* Net operating revenues increased 13 percent during the quarter to $5.1 billion.

* Operating income for the quarter increased 35 percent to $1.5 billion led by strong results in key markets and positive currency trends. Currencies positively impacted operating income by approximately 12 percent in the quarter.

* Cash from operations for the quarter was $1.2 billion, as compared to approximately $600 million in the prior year first quarter.

* The Company repurchased approximately $486 million of its common stock during the first quarter and intends to repurchase at least $2 billion of its stock during 2004.

* In February, the Company approved its 42nd consecutive annual dividend increase, a 14 percent increase of the quarterly dividend from $0.22 to $0.25 per common share. This is equivalent to an annual dividend of $1.00 per share, up from $0.88 per share in 2003.


OPERATIONAL HIGHLIGHTS

(All references to unit case volume percentage changes in this section are computed based on average daily sales.)


North America
-------------

* The Coca-Cola system in North America remains focused on the superior execution of its strategies with a focus on carbonated soft drinks, profitable growth in noncarbonated beverages, creating customer value, and implementing an integrated operating model to continue to drive improved system performance.

* Results in the quarter were led by profitable growth in all areas of the North America operation, as unit case volume increased 2 percent, cycling 3 percent growth in the first quarter of the prior year. The group demonstrated solid improvements in gross profit and operating income trends as compared to the previous year. Unit case volume increased 3 percent in the Foodservice and Hospitality Division reflecting tailored customer programs, as well as improving restaurant industry traffic. The Retail Division had an increase of unit case volume of 1 percent, cycling 6 percent growth in the prior year, reflecting a strong focus on maximizing value with a

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   balanced price/volume approach and the solid growth of our juice and juice drink business.

* Throughout the quarter, the Company continued to leverage its brand strength with unique product, package and promotional innovations to reach and connect with more consumers. Diet carbonated soft drinks grew double-digits and Trademark Coke had low single digit growth, assisted by increased marketing emphasis and the successful launch of diet Coke with Lime. Other new products, such as Sprite Remix, complemented the continued introduction of new packaging such as smaller single serve PET bottles and the 12 ounce PET FridgePack.

* The group continues to expand its noncarbonated beverages with first quarter unit case volume growth of 35 percent for Powerade, 17 percent for Dasani and 7 percent for warehouse delivered juices. The operation continued to benefit from the expansion of Simply Orange, Minute Maid Premium Heart Wise, an orange juice product with plant sterols to help reduce cholesterol, and new flavors of the bottler-delivered Minute Maid Light products.


Europe, Eurasia and Middle East
-------------------------------

* Continued strong profit growth in Europe was driven by sound business fundamentals, innovation, strong marketing strategies, rigorous cost management, and positive currency trends. The group continues to profitably expand in all the key beverage categories resulting in solid double digit profit growth and unit case volume growth of 4 percent.

* The key contributors to the group's performance during the quarter included consistent profit growth in carbonated beverages throughout Western Europe and solid volume and profit growth in Central and Eastern European operations. The group continues to drive immediate consumption packages, supported by integrated marketing campaigns, in key markets such as Spain, France and Great Britain.

* Noncarbonated beverages contributed to profit growth with the acceleration of growth in the group's existing business and expansion into new categories. Noncarbonated beverages grew 31 percent in the quarter led by Powerade and Nestea.

* In Germany, the Company had double digit profit growth resulting from the effective management of the overall package mix, selected pricing initiatives and diligent

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   management of expenses. During the quarter, unit case volume increased 1 percent versus the prior year which reflected strong growth in multi-serve refillable packaging which more than offset the decline in can packaging caused by the imposition of Mandatory Deposit legislation. Volume was also adversely affected by the impact of pricing initiatives.


Asia
----

* The Company generated strong profit growth in Asia during the quarter driven by healthy core brand performance in key markets such as Japan, Australia, Thailand, China and India, as well as currency benefits.

* In Japan, the Company continued to make significant progress on driving profitability through a focus on higher margin packages, products and channels, and a continued emphasis on reducing costs throughout the supply chain. This strategy led to strong revenue and share gains in the two leading profit categories in Japan, coffee and carbonated soft drinks. Key profit drivers included 190 ml cans of Georgia coffee which grew by 8 percent; the full service vending channel which grew by 4 percent, as well as strong sales of high margin single serve packages of Marocha and Sokenbicha tea. Overall unit case volume in Japan grew by more than 1 percent in the quarter. Looking forward, the Company will continue to focus on key margin driving packages and channels, as well as aggressively launch new products that are tailored to emerging and seasonal consumer trends.

* Strong double-digit volume growth continued in China with unit case volume increasing 14 percent, cycling 21 percent in the prior year. Growth was balanced across categories, packages and channels throughout the country, with carbonated soft drinks increasing 8 percent in the quarter and Qoo growing 29 percent.

* In India, the recovery that commenced in the fourth quarter of last year continued in the first quarter with double digit volume growth and significant share gains resulting from our continued focus on single serve package sizes at affordable price points.

* For the overall group, unit case volume increased 2 percent for the quarter, cycling 8 percent growth in the first quarter of last year. Strong growth in most key markets was partially offset by pricing and packaging initiatives that led to volume declines in the Philippines and Indonesia. In Indonesia, the Company modified its strategy in the water category and deemphasized various large format package offerings. In

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   the Philippines, for the first time in three years, prices were recently raised on key packages. As expected, this resulted in volume declines in the first quarter; however, the Company's net income in the Philippines increased at a double-digit rate during the period.


Latin America

* The Company continues to benefit from its consistent long-term investment strategy in the region with an emphasis on brand building, new package alternatives, and close coordination with bottling partners to drive superior local marketplace execution. Throughout the region, tailored brand, price, package and channel strategies continue to lead to solid profit growth in key markets. Unit case volume increased 2 percent in the quarter reflecting strong growth in Argentina and Venezuela, partially offset by slight declines in Mexico and Brazil.

* In Mexico, unit case volume declined slightly in the quarter, reflecting challenging economic conditions, cycling 14 percent growth in the first quarter of the previous year, and a change in water strategy. In addition, the Company faced aggressive price competition and responded by protecting the value of its brands and system through strong local execution and emphasizing the most profitable packages and channels. As a part of this strategy, physical cases of carbonated soft drinks grew faster than equivalent unit cases because the operation focused on increasing the number of consumer transactions. Unit case volume in the water category declined due to a strategic decision to reduce the importance of large format water packages.

* In Brazil, the Company continues to encourage increasing the financial health of the Coca-Cola system by offering new packages, providing greater choice to consumers and allowing the system to tailor customer options based on channel strategies to drive revenue and profit growth. Results in Brazil were extremely positive in the quarter, with the Company reporting strong double-digit earnings growth while unit case volume declined by 1 percent.

* In Argentina, financial results for the entire Coca-Cola system benefited from the Company's long-term strategy of investing in the country during times of economic crisis. With strong consumer marketing activities and an emphasis on refillable packaging, unit case volume grew 16 percent during the quarter.

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Africa
=-----

* Throughout Africa, the Company continues to focus on business fundamentals to drive profitable volume for the system. Strong profit growth for the group is being driven by new cold outlet creation, improvements in market execution, balancing price and package strategies with a focus on affordable packaging, and positive currency trends. Africa's unit case volume declined 1 percent for the quarter as a result of volume declines in Zimbabwe and Nigeria, partially offset by strong growth in South Africa.

* In South Africa, unit case volume grew 5 percent through a focus on expanding the on-premise channel and implementing tailored channel and package strategies. Unit case volume in the Southern and East Africa Division was slightly negative for the quarter as the growth in South Africa was offset by the prevailing political and economic conditions in Zimbabwe.

* Unit case volume in the North and West Africa Division was even in the quarter as the Company focused on price realization in Nigeria to improve overall profitability for the Company and its bottling partners. The Company also made significant strides in improving the profitability of the system in Egypt by implementing a new price and package strategy, introducing noncarbonated products, and rationalizing the supply chain.


FINANCIAL REVIEW

Operating Results
-----------------

     Revenues for the quarter increased 13 percent, reflecting an increase in gallon shipments of 6 percent, improved pricing of concentrate, and positive currency trends, partially offset by the impact of creating a supply chain management company in Japan.

     First quarter 2004 revenues and expenses were impacted by additional shipping days, as compared to the first quarter of the prior year. The growth in gallon shipments of 6 percent in the quarter trailed the growth in reported unit case shipments of 9 percent primarily due to timing of gallon shipments. On a full year basis, unit case volume and gallons are expected to grow at similar rates.

The following reflects first quarter net operating revenues from the Company's operations:

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===============================================================================
(in millions)
                                                       2004            2003
                                                       ----            ----
Company Operations, Excluding Bottling             $ 4,393          $ 3,922

Company-Owned Bottling Operations                      685              580
                                                   -------          -------
Consolidated Net Operating Revenues                $ 5,078          $ 4,502

================================================================================

     Cost of goods sold for the quarter increased at a rate slower than revenues, primarily reflecting the impact of creating a supply chain management company in Japan.

     Selling, general and administrative expenses increased 14 percent during the quarter reflecting strong investments in marketing activities and the impact of more shipping days and exchange, partially offset by a disciplined focus on the management of operating expenses.

     Reported operating income for the quarter increased 35 percent, representing solid results from the Company's geographic operating segments, the positive impact of currency, and cycling certain charges in the prior year. Currencies positively impacted operating income in the quarter by approximately 12 percent, as a result of the strength in most key currencies versus the U.S. dollar, especially the euro and the yen.

     Strong growth in equity income demonstrates that current business strategies are leading to overall improving health of the Coca-Cola bottling system around the world.

     The effective tax rate for the first quarter was 25.5 percent which is consistent with the rate the Company expects to maintain for the foreseeable future, based on current tax laws.


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Prior Year Results
------------------

     In 2003, the Company took steps to streamline and simplify its operations primarily in North America and Europe. These initiatives resulted in a first quarter 2003 pre-tax charge of $159 million, or $0.04 per share after tax.

     During the first quarter of 2003, the Company reached a settlement with certain defendants in a vitamin antitrust litigation and received approximately $52 million on a pre-tax basis, or $0.01 per share on an after tax basis. The amount was recorded in the income statement as a reduction of cost of goods sold.


Creation of a Supply Chain Management Company in Japan
------------------------------------------------------

     Effective October 1, 2003, the Company and all of its bottling partners in Japan created a nationally integrated supply chain management company to centralize procurement, production, and logistics operations for the entire Coca-Cola system in Japan. The resources generated from this effort will be invested in marketing activities and customer service programs to enhance the long-term growth of the Coca-Cola system in Japan.

     As a result of the creation of the supply chain management company in Japan, a portion of The Coca-Cola Company's business has essentially been converted from a finished product business model to a concentrate business model. This will continue to affect the comparison of certain line items of the Company's income statement over the next two quarters, but will not impact the Company's underlying operating income.

     In the first quarter of 2004, the shift of certain products to a concentrate business model resulted in reductions of net operating revenues and cost of goods sold, each in the amount of approximately $220 million, thus having no impact on the Company's gross profit or operating profit. In addition, over the next two quarters, net operating revenues and cost of goods sold are both expected to be reduced by a total of approximately $500 million when compared to the second and third quarters of the previous year.


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Conference Call
---------------

     The Company will host a conference call with financial analysts to discuss the first quarter 2004 results on April 21, 2004, at 8:00 a.m. (EDT). The Company invites investors to listen to the live audiocast of the conference call at the Company's website, www.coca-cola.com in the "investors" section. Further, the "investors" section of the Company's website includes a disclosure and reconciliation of non-GAAP financial measures that may be used periodically by management when discussing the Company's financial results with investors and analysts.

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                     THE COCA-COLA COMPANY AND SUBSIDIARIES
                       Consolidated Statements of Income
                                   (UNAUDITED)
                      (In millions, except per share data)

                                                    Three Months Ended
                                                         March 31,

                                                2004        2003      % Change
                                                ----        ----      --------
NET OPERATING REVENUES                        $ 5,078    $ 4,502        13

Cost of goods sold                              1,753      1,617         8
                                              -------    -------
GROSS PROFIT                                    3,325       2,885       15

Selling, general and administrative expenses    1,874      1,650        14

Other operating charges                            --        159        --
                                              -------    -------
OPERATING INCOME                                1,451      1,076        35

Interest income                                    35         56       (38)

Interest expense                                   44         45        (2)

Equity income                                      95         49        94

Other income (loss) - net                         (25)       (13)       --
                                              -------    -------

INCOME BEFORE INCOME TAXES                      1,512      1,123        35

Income taxes                                      385        288        34
                                              -------    -------
NET INCOME                                    $ 1,127    $   835        35
                                              =======    =======

DILUTED NET INCOME PER SHARE*                 $  0.46    $  0.34        35
                                              -------    -------
AVERAGE SHARES OUTSTANDING - DILUTED*           2,444      2,472        (1)
                                              =======    =======

* For the first quarter, "Basic Net Income Per Share" was $0.46 for 2004 and $0.34 for 2003 based on "Average Shares Outstanding - Basic" of 2,440 and 2,469 for 2004 and 2003, respectively.

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                     THE COCA-COLA COMPANY AND SUBSIDIARIES
                          Consolidated Balance Sheets
                                  (UNAUDITED)
                                  (In millions)

                                     ASSETS

                                        March 31, 2004       December 31, 2003
                                        --------------       -----------------
CURRENT ASSETS
  Cash and cash equivalents             $   4,294               $   3,362
  Marketable securities                       138                     120
                                        ---------               ---------
                                            4,432                   3,482

  Trade accounts receivable,
    less allowances of $63 in 2004
    and $61 in 2003                         2,019                   2,091
  Inventories                               1,391                   1,252
  Prepaid expenses and other assets         1,785                   1,571
                                        ---------               ----------
TOTAL CURRENT ASSETS                        9,627                   8,396
                                        =========               =========

INVESTMENTS AND OTHER ASSETS
   Equity method investments
      Coca-Cola Enterprises Inc.            1,347                   1,260
      Coca-Cola Hellenic Bottling
        Company S.A.                          999                     941
      Coca-Cola FEMSA, S.A. de C.V.           691                     674
      Coca-Cola Amatil Limited                693                     652
      Other, principally bottling
        companies                           1,619                   1,697
   Cost method investments,
     principally bottling companies           326                     314
   Other assets                             3,281                   3,322
                                        ---------               ---------
                                            8,956                   8,860
                                        =========               =========

PROPERTY, PLANT AND EQUIPMENT
   Land                                       471                     419
   Building and improvements                2,809                   2,615
   Machinery and equipment                  6,601                   6,159
   Containers                                 490                     429
                                        ---------               ---------
                                           10,371                   9,622
   Less allowances for depreciation         3,927                   3,525
                                        ---------               ---------
                                            6,444                   6,097
                                        ---------               ---------

TRADEMARKS WITH INDEFINITE LIVES            1,968                   1,979
GOODWILL                                    1,074                   1,029
OTHER INTANGIBLE ASSETS                     1,098                     981
                                        ---------               ---------
                                        $  29,167               $  27,342
                                        =========               =========


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                     THE COCA-COLA COMPANY AND SUBSIDIARIES
                          Consolidated Balance Sheets
                                  (UNAUDITED)
                        (In millions, except share data)

                      LIABILITIES AND SHARE-OWNERS' EQUITY

                                            March 31, 2004   December 31, 2003
                                            --------------   -----------------
CURRENT LIABILITIES
  Accounts payable and accrued expenses       $   4,030         $   4,058
  Loans and notes payable                         3,829             2,583
  Current maturities of long-term debt               24               323
  Accrued income taxes                            1,085               922
                                              ---------         ---------
TOTAL CURRENT LIABILITIES                         8,968             7,886


LONG-TERM DEBT                                    2,614             2,517
                                              ---------         ---------

OTHER LIABILITIES                                 2,573             2,512
                                             ----------         ---------

DEFERRED INCOME TAXES                               350               337
                                             ----------         ---------


SHARE-OWNERS' EQUITY

  Common Stock, $0.25 par value
     Authorized: 5,600,000,000 shares
     Issued: 3,496,955,666 shares in 2004;
             3,494,799,258 shares in 2003           874               874
     Capital surplus                              4,582             4,395
     Reinvested earnings                         27,203            26,687
     Accumulated other comprehensive income
        (loss)                                   (1,619)           (1,995)
                                             ----------         ---------
                                                 31,040            29,961
     Less treasury stock, at cost
        (1,063,681,860 shares in 2004;
         1,053,267,474 shares in 2003)           16,378            15,871
                                             ----------         ---------
                                                 14,662            14,090
                                             ----------         ---------
                                             $   29,167         $  27,342
                                             ==========         =========

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                     THE COCA-COLA COMPANY AND SUBSIDIARIES
                     Consolidated Statements of Cash Flows
                                  (UNAUDITED)
                                 (In millions)


                                                       Three Months Ended
                                                            March 31,
                                                   ---------------------------
                                                        2004            2003
                                                        ----            ----
OPERATING ACTIVITIES
  Net income                                         $ 1,127         $   835
  Depreciation and amortization                          213             198
  Stock-based compensation expense                       101             116
  Deferred income taxes                                  (47)           (103)
  Equity income or loss, net of dividends                (53)            (35)
  Foreign currency adjustments                             2             (58)
  Gains on sales of assets                                (5)            (18)
  Other operating charges                                  -             152
  Other items                                             83               3
  Net change in operating assets and liabilities        (261)           (491)
                                                     -------         -------
    Net cash provided by operating activities          1,160             599
                                                     -------         -------

INVESTING ACTIVITIES
  Purchases of property, plant and equipment            (170)           (195)
  Proceeds from disposals of property, plant and
    equipment                                             22               7
  Acquisitions and investments,
    principally trademarks and bottling companies       (126)           (130)
  Purchases of investments and other assets              (20)            (20)
  Proceeds from disposals of investments and
    other assets                                          30              94
  Other investing activities                              45              59
                                                     -------         -------
    Net cash used in investing activities               (219)           (185)
                                                     -------         -------

FINANCING ACTIVITIES
  Issuances of debt                                    1,466           1,026
  Payments of debt                                      (485)           (311)
  Issuances of stock                                      61              12
  Purchases of stock for treasury                       (503)           (342)
  Dividends                                             (602)             --
                                                     -------         --------
    Net cash (used in) provided by financing
     activities                                          (63)            385

                                                     -------         -------
EFFECT OF EXCHANGE RATE CHANGES ON
 CASH AND CASH EQUIVALENTS                                54              64
                                                     -------         -------

CASH AND CASH EQUIVALENTS
  Net increase during the period                         932             863
  Balance at beginning of period                       3,362           2,260
                                                     -------         -------
   Balance at end of period                          $ 4,294         $ 3,123
                                                     =======         =======

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                             The Coca-Cola Company
                               First Quarter 2004
                            Unit Case Volume Results



===============================================================================

                                      Unit Case Volume      Reported Unit Case
                                       Growth Based On        Volume Growth
                                    Average Daily Sales

                                      2004 vs. 2003          2004 vs. 2003
                                        % Change                % Change

================================================================================
WORLDWIDE                                 2                           9

INTERNATIONAL OPERATIONS                  2                           9

    Africa                               (1)                          6
    Asia                                  2                           8
    Europe, Eurasia and Middle East       4                          12
    Latin America                         2                           9

NORTH AMERICA OPERATIONS                  2                           8

================================================================================

Unit case volume growth based on average daily sales is computed by comparing the average daily sales in each of the corresponding periods. Average daily sales for each quarter are the actual unit cases shipped during the quarter divided by the number of days in the quarter.

Reported unit case volume growth is computed by comparing the actual unit cases shipped in the first quarter of 2004 to the actual unit cases shipped in the first quarter of 2003. In the current period, these amounts are greater than the amounts computed on an average daily sales basis because of extra days in the first quarter of 2004 as compared to the first quarter of the prior year. The difference in days will be largely offset in the fourth quarter of 2004.



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The Coca-Cola Company
---------------------
     The Coca-Cola Company is the world's largest beverage company. Along with Coca-Cola, recognized as the world's best-known brand, The Coca-Cola Company markets four of the world's top five soft drink brands, including diet Coke, Fanta and Sprite, and a wide range of other beverages, including diet and light soft drinks, waters, juices and juice drinks, teas, coffees and sports drinks. Through the world's largest distribution system, consumers in more than 200 countries enjoy the Company's beverages at a rate exceeding 1 billion servings each day. For more information about The Coca-Cola Company, please visit our website at www.coca-cola.com.




Forward-Looking Statements
--------------------------
     This press release may contain statements, estimates or projections that constitute "forward-looking statements" as defined under U.S. federal securities laws. Generally, the words "believe," "expect," "intend," "estimate," "anticipate," "project," "will" and similar expressions identify forward-looking statements, which generally are not historical in nature. Forward-looking statements are subject to certain risks and uncertainties that could cause actual results to differ materially from The Coca-Cola Company's historical experience and our present expectations or projections. These risks include, but are not limited to, changes in economic and political conditions; changes in the non-alcoholic beverages business environment, including actions of competitors and changes in consumer preferences; product boycotts; foreign currency and interest rate fluctuations; adverse weather conditions; the effectiveness of our advertising and marketing programs; fluctuations in the cost and availability of raw materials or necessary services; our ability to avoid production output disruptions; our ability to achieve earnings goals; our ability to effectively align ourselves with our bottling system; regulatory and legal changes; our ability to penetrate developing and emerging markets; litigation uncertainties; and other risks discussed in our Company's filings with the Securities and Exchange Commission (the "SEC"), including our Annual Report on Form 10-K, which filings are available from the SEC. You should not place undue reliance on forward-looking statements, which speak only as of the date they are made. The Coca-Cola Company undertakes no obligation to publicly update or revise any forward-looking statements.


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